Company Contact:

Aaron Feigin

408-863-2409
afeigin@borland.com

Borland Unveils New Organizational Structure

Company aligns functions for greater customer focus and acceleration of

ALM strategy, creates an operating model for its IDE products group,

and initiates an international restructuring to improve efficiency.

CUPERTINO, Calif., — May 3, 2006 — Borland Software Corporation (NASDAQ NM: BORL), today announced a restructuring program to accelerate its Software Delivery Optimization (SDO) vision by more closely aligning the Company’s investments with its strategic focus on the Application Lifecycle Management (ALM) market.

Borland will reduce its workforce by approximately 300 employees, or about 20 percent of its regular full-time staff. The majority of staff reductions will come from the re-scoping of Borland’s international operations. Upon completion of the workforce reduction, geographic consolidation, and planned divestiture of its Developer Tools Group (announced February 8), Borland anticipates annualized cost savings of approximately $60 million.

“Borland is continuing to execute on the plan we outlined in February,” said Tod Nielsen, Borland’s chief executive officer. “We believe these changes will not only streamline operations, but will also better align our resources for success in the enterprise. These changes are designed to get us to an operating model that can more effectively support our long term strategy for growth and profitability.”

Specific Structural Changes Include:

•

New Field Operations Function. Borland has combined its Sales and Professional Services functions to create a new Field Operations function. The new field structure is intended to reflect how Borland’s most successful customers are approaching their ALM engagements – by enabling skills training and consulting early in the project where benchmarking and process expertise are more likely to ensure a successful outcome from a technology purchase.

•

Customer Support Combined with Research and Development. Borland has folded Customer Support into Research and Development in order to ensure better customer responsiveness, and create a tighter feedback loop between product engineering and customers. This combined organization will focus on improving quality, efficiency and customer focus across Borland’s product portfolio.

•

New Business Operations Function. Borland has created a new Business Operations function that will focus on aligning internal processes and systems toward serving customers. Reporting directly to CEO Tod Nielsen, this new function will be led by Borland senior vice president, Chris Barbin.

•

New Vice President of EMEA. Paul Taylor, formerly head of World Wide Sales at Vitria, has been appointed vice president of Borland EMEA. Taylor is responsible for serving customers and developing business across EMEA with a primary focus on Germany, the United Kingdom and France.

Update on the Developer Tools Group Divestiture

Borland announced on February 8, 2006 the intention to divest its Integrated Developer Environment (IDE) product lines. Nigel Brown, previously vice president of Borland EMEA, has been appointed general manager of Borland’s internally formed Developer Tools Group. This group now consists of approximately 180 Borland employees, with sales, marketing and product teams working independently within the Company. The divesture process is proceeding according to schedule and attracting a strong number of qualified bidders. Borland is working to have a buyer identified within the next several months.

International Restructuring To Drive Efficiency and Focus

The majority of Borland’s planned workforce reductions are part of a plan to re-scope its international operations, which currently serves 29 countries. Going forward, Borland will focus on enhancing its existing direct sales model in major IT markets, supporting customers in secondary markets through a mix of direct, partner and channel relationships. Borland expects to complete this reduction in workforce by the end of July 2006.

Borland will hold a conference call and simultaneous Webcast to discuss these organizational changes on May 10, 2006 in conjunction with its Q1 2006 financial earnings call. To access the live Webcast, please visit the Investor Relations section of www.borland.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. A replay will be available approximately two hours after the conference call ends and will be available until May 24, 2006 at 12:00 a.m. PST. Please dial (800) 405-2236 or (303) 590-3000, with passcode 11058583 to access the replay. The archived Webcast will also be available on our website.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in Software Delivery Optimization. The company provides the software and services that align the people, processes and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit: www.borland.com.

Borland, Delphi, C++Builder, C#Builder, JBuilder and all other Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This release contains "forward-looking statements" as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. All statements that are not historical are forward-looking. Such forward-looking statements include statements regarding Borland’s strategic focus, near-term and long-term outlook, anticipated financial performance in the coming quarters, the growth of the ALM market and Borland’s ALM solutions, Borland’s plan to seek a buyer of its business dedicated to the Integrated Developer Environment (IDE) (including the Delphi, C++ Builder, C#Builder and JBuilder product lines), the timing of locating a buyer for the IDE products, the effectiveness of the reorganization, the timing and impact of the international restructuring and the cost-savings and effectiveness of any divestiture, reduction in force and geographical consolidation. Actual results could differ materially from those contained in the forward-looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the results of our exploration of the sale of Borland’s IDE product lines; diversion of management attention from other business concerns due to the proposed divestiture transaction; undisclosed or unanticipated liabilities and risks resulting from the proposed divestiture transaction; our ability to sell multi-product solutions for the application development lifecycle; the effects of a longer sales cycle as we increase our focus on larger enterprise customers; market acceptance and adoption of our products and services including our enterprise software development solutions; our ability to enhance the quality and scalability of our products to meet the needs of our customers; our ability to retain key personnel and hire new leaders to support our business transition; and general industry trends, general economic factors and capital market conditions. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to its latest Annual Report on Form 10-K, and its latest quarterly report on Form 10-Q, copies of which may be obtained from http://www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Information contained in our website is not incorporated by reference in, or made part of this press release.

##